For Period ended 01/31/05                                            Series 11
File Number 811-2429

Sub-Item 77D(a):  Policies with respect to security investments
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In September 2004, the Board of Directors  approved a change in the USAA Science
& Technology Fund's investment policy. The Fund increased the amount of the Fund's total assets that may be invested in foreign issuers and ADRs from 30% to 50%, effective December 1, 2004.